EXHIBIT 99.1

Thornburg Mortgage Reports Record EPS Of $2.60 For 2002, Up 24% Over 2001

•	Total assets increase to $10.5 billion; an 81% increase over prior year

•	Annual portfolio margin averaged 1.88% in ‘02 vs. 1.67% in ‘01

•	Return on common equity of 16.5%; up 20% year-over-year

•	TMA loan originations reached $2.3 billion; exceeding ‘02 target by 34%

•	60-day plus delinquent loans at 0.10%; unchanged from last year

SANTA FE, N.M.—(BUSINESS WIRE)—Jan. 21, 2003— Thornburg Mortgage Inc. (NYSE: TMA) reported record net income for the year ended Dec. 31, 2002 of $120.0 million, or $2.60 per common share, as compared to $58.5 million, or $2.09 per common share for the prior year, representing a year-over-year increase of 24% on a per common share basis. For the fourth quarter, net income was $35.2 million, or $0.67 per common share, as compared to $21.5 million, or $0.65 per common share, for the quarter ended Dec. 31, 2001, which is a 3% increase. Taxable earnings for the year and the quarter are $2.64 and $0.69 per common share, respectively, compared to $2.13 and $0.66 per common share for the year and fourth quarter of 2001.

Garrett Thornburg, chairman and chief executive officer, remarked, “2002 was a banner year for the company marked by several remarkable achievements. These include achieving our near-term goal of increasing our market capitalization to over $1.0 billion, increasing total assets by 81%, growing loan originations by 290% and earnings per share by 24%. In fact, since we implemented our diversified operating strategy five years ago our annual EPS growth rate has averaged 36%. We believe that diversification and continued growth of our highly successful business model is key to ensuring consistent earnings and dividends over time and our ability to meet our stated objective of delivering a 15% plus annual total return to shareholders over time.”

Larry Goldstone, president and chief operating officer, added, “Our outlook for 2003 looks just as promising. As we enter our 10th year as a NYSE-listed company, we have established specific objectives that should enhance the performance of the company going forward. We continue to work toward our goal of becoming one of the top 50 mortgage lenders in the country and are targeting a 15-20% increase in our origination business in 2003 even though total residential mortgage originations in the U.S. are expected to decrease by at least 25%. With our correspondent lending platform now delivering excellent results, our marketing initiatives will focus on building direct lending relationships with financial advisors, planners and corporate affinity clients across the country. By proactively leveraging off of our growing network of financial intermediaries, we believe loan originations can account for 40% of our portfolio acquisition needs in 2003. In 2002, 24% of our asset acquisitions came from our origination channels. Over time, we’d like to see this number grow to 70%. We believe that growing this percentage will provide earnings stability in the short term and greater earnings potential in the future.”

Goldstone concluded, “We will also continue to focus on increasing the equity capital base of the company and anticipate raising approximately $300 million in 2003, which will fuel additional asset growth and enhance earnings. In 2002, our capital raising efforts netted $363 million. Historical book value, which excludes unrealized market value adjustments, improved to $16.54 at year-end, a 9% increase over 2001, demonstrating the positive benefit of raising new capital. Our long term objective is to grow book value by at least 5% each year.”

Commenting on the mortgage origination program, Joseph Badal, chief executive officer of Thornburg Mortgage Home Loans Inc. (“TMHL”), the company’s mortgage lending subsidiary, said, “Mortgage originations reached historic levels in 2002 and we achieved tremendous success closing $2.3 billion of loans, exceeding our mortgage origination target by 34%. ARM loan originations totaled $830.2 million in the fourth quarter, a 37% increase over the prior quarter. Origination volumes remain strong with $728.7 million of loans in the pipeline at year-end, most of which we expect will close in the first quarter.”

Badal continued, “Our origination target of $2.6 to $2.8 billion for 2003 is aggressive, but not unreasonable. By focusing our marketing efforts on financial intermediaries — correspondent lenders, financial advisors, and corporate affinity clients — we can capitalize on their existing client relationships thereby generating greater results and enhancing brand awareness with less expense than mass marketing to consumers directly. We are convinced that if we dedicate ourselves to providing a high-quality experience for our customers along with great rates and products, we can build a strong referral network and continue to gain market share even in a declining refinance market.”

The company’s loan delinquency statistics remained relatively unchanged during the quarter. At Dec. 31, 2002, the company’s 60-day plus delinquent loans and real estate owned stood at 0.10% of total loans (including loans the company has securitized), which is significantly below industry standards, and up slightly from 0.09% in the third quarter. The company’s realized loan losses also remained unchanged, and in the aggregate for the past five years totals only $174,000. Loan loss reserves totaled $13.9 million as of Dec. 31, 2002.

TMHL currently offers single-family residential mortgages through 100 correspondent lenders across the country and direct to borrowers in 42 states. The company’s ultimate goal is to originate loans in all 50 states. In addition, during the fourth quarter TMHL’s loan servicing portfolio grew 38% to $2.0 billion, representing 4,778 customers.

Fourth quarter operating results reached an all-time high. Net income grew to $35.2 million and net interest income grew to $46.8 million, up 10% from the previous quarter. Return on common equity for the fourth quarter and year was 16.5% compared to 17.3% and 13.8% for the fourth quarter and full year of 2001, respectively. The company’s average cost of funds declined to 3.03% from 3.19% in the prior quarter. Richard Story, chief financial officer, commented, “We saw the benefit of the reduction in the Fed funds rate this quarter. Despite a decrease in our average ARM portfolio yield to 4.65% from 4.77% during the quarter, our average portfolio margin remained strong at 1.85%. This compares to 1.84% in the third quarter. The average portfolio margin for the year was 1.88% versus 1.67% in 2001.”

Total assets were $10.5 billion at Dec. 31, 2002, an increase of approximately $421 million from the prior quarter. Asset quality remained exceptional with 92.0% of the portfolio rated AAA, AA, or guaranteed by Fannie Mae or Freddie Mac. An additional 7% consisted of loans that are pending securitization. The portfolio prepayment rate averaged 37% Constant Prepayment Rate (CPR) for the fourth quarter, up from 30% CPR in the previous quarter, and 29% CPR in the fourth quarter of 2001. Story said, “During the quarter we acquired or originated $2.4 billion of new mortgage assets at an average purchase price of 101.1%. Because we continue to acquire assets at a modest premium to their par value, increasing prepayments such as we have seen over the past few quarters have minimal impact on earnings.”

Story continued, “In addition, 87% of the assets acquired during the fourth quarter were hybrid assets. Hybrid ARMs now account for 72% of our portfolio. In keeping with our matched funding strategy, we have secured $5.1 billion of long-term fixed-rate financing having an average maturity of 2.8 years and a hybrid portfolio duration mismatch of three months. Adhering to this risk management practice will help safeguard us against changing interest rate environments as we have effectively locked in spreads for the duration of the fixed-rate period. The remaining 28% of the portfolio consists of traditional ARM assets that reprice in a year or less. The repricing mismatch on these assets is currently slightly more than one month.”

Thornburg Mortgage is a single-family residential mortgage lender with $10.5 billion in assets. The company seeks to deliver attractive dividend income and steady growth for its shareholders through the acquisition and origination of high credit quality adjustable-rate mortgage assets. Capitalizing on its innovative lending model and REIT tax structure, Thornburg Mortgage is an efficient provider of specialized mortgage loan products for borrowers with excellent credit, and is positioned to become one of the top 50 mortgage lenders in the country. We invite you to visit the company’s Web site at www.thornburg.com.

Certain matters discussed in this news release may constitute forward-looking statements within the meaning of the federal securities laws. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including general economic conditions, interest rates, the availability of ARM securities and loans for acquisition and other risk factors outlined in the company’s SEC reports and the annual report on Form 10-K.

THORNBURG MORTGAGE INC.
STATEMENT OF OPERATIONS
(Amounts in thousands, except per share data)

For Quarters Ended:

	Dec. 31,	Dec. 31,
	2002	2001

Interest income from ARM assets and cash	$116,440	$71,441
Interest expense on borrowed funds	(69,605)	(42,507)
Net interest income	46,835	28,934
Fee income	215	33
Net gain on sale of assets	798	—
Hedging expense	(316)	(213)
Provision for credit losses	—	(91)
Management fee	(2,209)	(1,435)
Performance fee	(5,560)	(3,092)
Other operating expenses	(4,587)	(2,626)
NET INCOME	$35,176	$21,510
Net income	$35,176	$21,510
Dividends on Series A preferred stock	(1,670)	(1,670)
Net income available to common shareholders	$33,506	$19,840
Basic and diluted earnings per share	$0.67	$0.65
Dividends declared per common share	$0.585	$0.55
Average number of common shares outstanding	50,086	30,434
Noninterest expense as a percent of average assets	0.49%	0.50%

THORNBURG MORTGAGE, INC.
STATEMENT OF OPERATIONS
(Amounts in thousands, except per share data)

For the Year Ended:

	Dec. 31,	Dec. 31,
	2002	2001

Interest income from ARM assets and cash	$401,967	$278,594
Interest expense on borrowed funds	(244,038)	(199,829)
Net interest income	157,929	78,765
Fee income	592	49
Net gain on sale of assets	903	1
Hedging expense	(1,426)	(1,337)
Provision for credit losses	—	(653)
Management fee	(7,831)	(4,897)
Performance fee	(17,518)	(6,716)
Other operating expenses	(12,633)	(6,550)
Net income before cumulative effect of change in accounting principle (a)	120,016	58,662
Cumulative effect of change in accounting principle (a)	—	(202)
NET INCOME	$120,016	$58,460
Net income	$120,016	$58,460
Dividends on Series A preferred stock	(6,679)	(6,679)
Net income available to common shareholders	$113,337	$51,781
Basic earnings per share(a):
Net income	$2.60	$2.09
Average number of shares outstanding	43,590	24,754
Diluted earnings per share(a):
Net income	$2.59	$2.09
Average number of shares outstanding	46,350	24,803
Dividends declared per common share	$2.285	$1.75
Noninterest expense as a percent of average assets	0.45%	0.38%

(a)	Basic and diluted earnings per share were reduced by $0.01 in 2001 due to the impact of the adoption of Financial Accounting Standard (FAS) 133 related to the accounting for derivative instruments and hedging activities.

THORNBURG MORTGAGE INC.
BALANCE SHEET

(Amounts in thousands)

	Dec. 31,	Dec. 31,
	2002	2001

ASSETS
Adjustable-rate mortgage (“ARM”) assets:
ARM securities	$9,335,643	$5,162,627
Collateral for collateralized notes	289,783	470,752
ARM loans held for securitization	709,787	98,766

	10,335,213	5,732,145
Cash and cash equivalents	122,220	33,884
Accrued interest receivable	47,435	33,483
Prepaid expenses and other	8,064	4,136

	$10,512,932	$5,803,648
LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES
Reverse repurchase agreements	$8,568,260	$4,738,827
Collateralized notes	255,415	432,581
Whole loan financing facilities	589,081	40,283
Payable for assets purchased	202,844	18,200
Accrued interest payable	17,234	12,160
Dividends payable	32,536	19,987
Accrued expenses and other	14,520	8,952

	9,679,890	5,270,990
SHAREHOLDERS’ EQUITY
Preferred stock: par value $0.01 per share; 2,760 authorized, issued and outstanding	65,805	65,805
Common stock: par value $0.01 per share; 497,218 and 47,218 shares authorized, 52,763 and 33,305 shares issued and outstanding, respectively	528	333
Additional paid-in-capital	878,929	515,516
Accumulated other comprehensive loss	(105,254)	(36,566)
Notes receivable from stock sales	(7,437)	(7,904)
Retained earnings (deficit)	471	(4,526)

	833,042	532,658

	$10,512,932	$5,803,648

CONTACT:
Thornburg Mortgage Inc., Santa Fe
Leanne L. Gallagher, 505/954-5302
investorrelations@thornburg.com